EXHIBIT 11






















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                                                                 EXHIBIT 11

               STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                          ARKANSAS BEST CORPORATION

                                             Year Ended December 31
                                         1995         1994          1993
                                              ($ thousands, except
                                                per share data)

PRIMARY:
Average shares outstanding            19,520,756   19,249,209    19,132,386

Net effect of dilutive stock
 options -- Based on the
 treasury stock method using
 average market price                          -      102,587        61,196
                                      ----------   ----------    ----------
  Average common shares outstanding   19,520,756   19,351,796    19,193,582
                                      ==========   ==========    ==========

Income before extraordinary item
 and cumulative effect of
 accounting change                    $ (32,792)   $   18,707    $   20,972

Less:  preferred stock dividend            4,298        4,298         3,904
                                      ----------   ----------    ----------
                                        (37,090)       14,409        17,068

Extraordinary item:
 Loss on extinguishments of debt               -            -         (661)

                                      ----------   ----------    ----------
  Net income (loss) available
    for common shareholders           $ (37,090)   $   14,409    $   16,407
                                      ==========   ==========    ==========

Per common and common
 equivalent share:
  Income before extraordinary
   item and cumulative effect
   of accounting change               $    (1.90)  $      .74    $     .89

  Extraordinary item:
   Loss on extinguishments of debt          -            -            (.04)
                                      ----------   ----------    ----------
                                      $    (1.90)  $      .74    $     .85
                                      ==========   ==========    ==========

<FN1>
Fully diluted earnings per common share are not presented, as such calculations would be anti-dilutive


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